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                                                                 EXHIBIT 12.1
                                KITTY HAWK, INC.

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)

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
                                      FISCAL YEAR         YEAR          FOUR MONTHS
                                         ENDED            ENDED            ENDED
                                       AUGUST 31,      DECEMBER 31,     DECEMBER 31,
                                    ----------------   ------------   ----------------
                                     1995      1996        1997        1995      1996
                                    ------    ------   ------------   ------    ------
Earnings
  Income before income taxes...     $7,559    $6,877      $30,803     $7,851    $8,660
  Add: Fixed charges...........      1,289     1,998        8,971        528       730
                                    ------    ------      -------     ------    ------
        Total..................     $8,848    $8,875      $39,774     $8,379    $9,390
                                    ======    ======      =======     ======    ======
Fixed charges
  Interest expense.............     $1,185    $1,859      $ 7,495     $  482    $  684
  Add: Interest factor of
    operating lease expense....        104       139        1,476         46        46
                                    ------    ------      -------     ------    ------
        Total..................     $1,289    $1,998      $ 8,971     $  528    $  730
                                    ======    ======      =======     ======    ======
Ratio of earnings to fixed
  charges......................        6.9x      4.4x         4.4x      15.9x     12.9x
                                    ======    ======      =======     ======    ======
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